Execution copy

EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of September 16, 2014, between Cardio3 Inc., a Delaware corporation (the “Corporation”), and Warren Sherman, M.D. (the “Employee”).

Introduction

The Corporation is engaged in research and development of biological pharmaceutical products or medical devices, solely or in combination (the “Business”).

The Corporation is a wholly owned subsidiary of Cardio3 Biosciences SA, publicly listed company on Euronext Brussels and Euronext Paris, with registered offices in Mont-Saint-Guibert, Rue Edouard Belin 12, Belgium (“Cardio3”);

Cardio3 and its subsidiaries and affiliates, including the Corporation, comprise the Cardio3 Group;

The Corporation wishes to retain the services of Employee as the Chief Medical Officer of the Cardio3 Group and the Employee wishes to be employed by the Corporation and to perform services to Cardio3 Group as Chief Medical Officer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. As of the Employment Date, defined below, the Employee will be employed by the Corporation and the Employee hereby accepts his employment upon the terms and conditions hereinafter set forth.

2. Term. Employee’s employment shall commence on October 1, 2014 or as soon thereafter as possible consistent with Employee’s notice requirements to his current employer (“Employment Date”). The employment shall continue until terminated pursuant to Paragraph 14.

3. Duties. Employee shall serve as Chief Medical Officer for the Corporation and Cardio3 Group reporting directly to the Chief Executive Officer of the Cardio3 Group or its designee, in which capacity he shall be responsible for strategic medical oversight of all Cardio3 Group activities, including but not limited to providing guidance to management and the Board of the Cardio3 Group on new business opportunities, supporting the clinical operations with medical oversight, communicating with the medical community and promoting the products and developments of Cardio3 Group, establishing advisory boards and evaluating clinical trial results and such other duties as may be assigned from time to time by the Chief Executive Officer (the “Services”).

4. Compensation.

(a) For all services rendered by Employee pursuant to this Agreement, the Corporation shall pay Employee a salary at the annual rate of $325,000 (“Base Salary”). The Base Salary may be adjusted from time to time by the Board of Directors of Cardio3 (the “Board”) in its sole discretion, but shall not be reduced below $325,000 (assuming a full time employment). Payments hereunder shall be made at the same frequency as payments made to other executives of the Corporation, but not less frequently than monthly. In exercising such discretion, the Board of Directors shall, not less than once each year, assess the Employee’s performance against performance criteria and communicate its assessment to the Employee promptly.

(b) The Employee will be eligible for an annual bonus equal to twenty percent (20%) of the Base Salary if Employee achieves mutually agreed upon performance milestones. Employee and Corporation will negotiate the performance milestones at the beginning of each fiscal year and confirm such performance milestones in writing.

(c) The Employee shall be eligible to participate in the Cardio3’s stock option plans in effect from time to time. For the avoidance of doubt, Employee understands that under Belgium law, stock option plans are proposed by the Board and approved by an Extraordinary General Meeting of the Corporation’s shareholders and the amount of stock options allocated to employees under an approved stock option plan is determined exclusively by the Remuneration and Compensation Committee of the Board. Under the current stock option plan, Employee is eligible to be awarded 7,500 stock options annually vesting over three years. The Chief Executive Officer of Cardio3 Group will recommend to the Board of Cardio3 and its Remuneration and Compensation Committee that it award 7,500 stock options to Employee at the earliest possible time under the current stock option plan and, if approved by the Board, take all reasonable efforts to support such Board recommendation at the Extraordinary General Meeting of the Corporation’s shareholders.

(d) Employee agrees that the terms of his compensation shall be considered Confidential Information, as defined below, and that he will not disclose such information to any other party, except to effectuate the Services or with the approval of the Chief Executive Officer of Cardio3. This subparagraph (d) shall not apply to disclosures of such compensation information to Employee’s spouse or significant other, attorneys, financial or tax consultants, and as required pursuant to a subpoena, court order or other judicial process.

(e) Cardio3 will provide a furnished apartment in Belgium for Employee’s exclusive use, the location, condition and furnishings of which shall be to Employee’s reasonable satisfaction.

5. Performance of Services. During the term of this Agreement, Employee shall use his best efforts to promote the interests of the Cardio3 Group and shall devote his full time and efforts to its Business and affairs in an honest and ethical manner in compliance with this Agreement and all applicable laws, rules and regulations, promulgated from time to time, applicable to the Business, including the federal, state and municipal non-discrimination laws in the United States, rules and regulations. The Employee shall not engage in any other activity that could reasonably be expected to interfere with the performance of his duties, responsibilities and services hereunder subject to Paragraph 8 below.

6. Employee Representations. Employee represents and warrants to the Cardio3 Group that he is qualified to perform the services under this Agreement and that neither his execution of the Agreement, nor his performance of such services is limited or prohibited by, and will not cause a conflict of interest or breach of3 any law, regulation, agreement, understanding, order, judgment, decree or other instrument, contract or document to which Employee is a party or subject.

7. Conflicts of Interest. Employee confirms that he has advised Cardio3 Group in writing prior to the date of signing this Agreement of any current relationship with third parties, including competitors of Cardio3 Group. The Chief Executive Officer of Cardio3 and Employee will review each of those relationships and determine together which ones need to be terminated due to a conflict of interest, or prohibition of Employee carrying out the terms of this Agreement, or which would present a significant risk of disclosure of Confidential Information.

8. Exclusivity. For the duration of this Agreement, Employee shall provide services exclusively to Cardio3 Group and Employee shall not seek, accept or perform any consulting or other services (whether or not for compensation) without the specific and written approval of the Chief Executive Officer of Cardio3, or its designee.

9. Expenses. Employee is authorized to incur reasonable expenses for promoting the business of the Cardio3 Group, including expenses for entertainment, travel and similar items utilizing a company-issued corporate card. For expenses incurred in which the corporate card was not utilized, the Corporation will reimburse the Employee for appropriate expenses upon the Employee’s presentation of an itemized account of such expenditures in accordance with the expense policy of Cardio3 Group. Cardio3 or the Corporation shall at all times retain access to the records maintained by Employee relative to reimbursable expenses. Employee will be reimbursed for up to $5,000 of his actual costs in the event that Cardio3 Group requires that he relocate from his current primary residence in New York, New York.

10. Restrictive Covenants.

(a) During the term of this Agreement and for a period of one (1) year after the termination of Employee’s employment by the Corporation pursuant to the terms of this Agreement, regardless of the reason for such termination, Employee will not, directly or indirectly, whether as an officer, director, employee, consultant or contractor, equity owner or agent of or otherwise advise or participate in the ownership or operation of any regenerative medicine business in the United States. This restriction shall not apply to any consulting or other relationship approve pursuant to Paragraph 8. Nothing in this Paragraph 10(a) shall be deemed to prohibit Employee from investing in any company engaged in such business, the stock of which is available in a public securities market; provided, however, that Employee shall not own in excess of five percent (5%) of the total issued and outstanding stock of such company.

(b) During the term of this Agreement and for a period of one (1) year after the termination of such employment, regardless of the reason for such termination, Employee will not, directly or indirectly, solicit, recruit or endeavor to entice away from the Cardio3 Group, hire or attempt to hire, or otherwise materially interfere with the business relationship of the Cardio3 Group with any person who is, or was employed by the Cardio3 Group within the twelve month period immediately prior to the termination of Employee’s employment with the Cardio3.

(c) During the term of this Agreement and for a period of one (1) year after the termination of such employment, regardless of the reason for such termination, Employee will not, directly or indirectly, recruit, or endeavor to entice away from the Cardio3 Group, or materially interfere with the business relationship of Cardio3 Group with, any person or entity who is or was within the twelve (12) month period immediately prior to such termination, a customer, client or supplier to the Cardlo3 Group.

11. Confidentiality of Information. Employee recognizes and acknowledges that the trade secrets of Cardio3 Group and all other confidential and proprietary information of a business, financial, personal or other nature, including without limitation, scientific and technical information and improvements thereon, data from or results of clinical trials, patient information, lists of Cardio3 Group’s actual and prospective customers, financial information and business and marketing plans, as they exist from time to time (collectively, the “Confidential Information”), are a valuable and unique asset of the Cardio3 Group and therefore agrees that he will not, either during or after the term of his employment, disclose any Confidential information concerning any entity in the Cardio3 Group, to any person, firm, corporation, association or other entity, for any reason whatsoever, unless previously authorized in writing to do so by the Chief Executive Officer of the Cardio3 Group. The term “Confidential Information” shall not include any information that (i) was known to Employee prior to receiving Confidential Information from Cardio3 Group; (ii) is or becomes publicly available through no direct or indirect action of the Employee; or (iii) as required to be disclosed by a court of competent jurisdiction or pursuant to any arbitration. For the avoidance of doubt, the definition of Confidential Information in the Non-Disclosure Agreement between Employee and Cardio3 dated July 9, 2014 (“NDA”), a copy of which is attached as Exhibit 1, is incorporated into this Agreement. Employee shall not make any use whatsoever, directly or indirectly, of Confidential Information, except as required in connection with the performance of Services. Nothing contained in this Paragraph 11 shall prohibit Employee from disclosing Confidential Information pursuant to a valid subpoena, or order of a court or governmental agency or body after first giving notice and providing a copy of such subpoena or order to Cardio3 Group. For the purpose of enforcing this provision, the Corporation may resort to any remedy available to it under the law. The NDA shall continue in full force and effect as to any Confidential Information disclosed to Employee between July 9, 2014 and the Effective Date of this Agreement.

12. Injunctive Relief. Employee acknowledges that a breach of any of the provisions contained in Paragraphs 10 or 11 would result in irreparable injury to the Cardio3 Group for which there may be no adequate remedy at law and that, in the event of an actual or threatened breach by the Employee of the provisions of Paragraphs 10 or 11 Cardio3 or the Corporation, as appropriate, shall be entitled to pursue and obtain injunctive relief from a court of competent jurisdiction restraining Employee from doing any act prohibited thereunder. Nothing contained herein shall be construed as prohibiting Cardio3 Group or the Corporation, as appropriate, from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any monetary damages to which it would be entitled under the law. In the event that any provision of Paragraph 10 is held to be unenforceable as a result of it being too broad, including in terms of time or geographical extent, Employee agrees that the court can adapt and limit this Paragraph 10 so as to make the provisions hereof enforceable to the fullest extent permissible.

13. Medical, Vacation and Other Benefits. Employee shall be entitled to receive all benefits applicable to executives of Cardio3 Group, including medical, disability and life insurance in accordance with the terms of such plans in effect from time to time. Employee shall receive twenty-one (21) days of vacation, annually in addition to legal holidays, both paid at the expense of the Corporation. It is the intent of the parties that Employee shall be eligible for group medical benefits on the first day of the month following his first day of employment, as well as the Corporation’s 40l(k) plan.

14. Termination.

(a) Corporation shall have the right, on ninety (90) days written notice to Employee, to terminate Employee’s employment without Cause, or to terminate Employee’s employment for Cause immediately upon notice. For purposes of this Agreement, “Cause” shall mean (i) conviction or entering a plea of guilty or nolo contendere to any felony, or a crime involving dishonesty or moral turpitude; (ii) a final judicial or arbitral determination of willfully engaging in conduct materially injurious to the Cardio3 Group, or (iii) the material breach of this Agreement by Employee; or (iv) Employee’s willful misconduct or gross negligence, or willful and deliberate failure to perform his duties, or (v) Employee’s failure to adhere to or comply with any material written policies or procedures of the Cardio3 Group, including but not limited to those pertaining to expense reimbursement, harassment, discrimination or retaliation. Before a termination for Cause under (iii) - (v) above, the Corporation shall provide Employee with written notice and thirty (30) days from the delivery of such notice to cure the conduct, breach or violation.

(b) In the event of termination of employment by Corporation pursuant to this Paragraph 14 without Cause, or if this Agreement is terminated by Employee for Good Reason (as defined below), the Corporation shall for period of three (3) months after termination of the Employee (the “Severance Period”) pay the Employee his then Base Salary and provide the benefits described in Paragraph 13 above (the “Severance Payments”). For the avoidance of doubt, in the event of a termination under this Paragraph 14(b), Employee shall receive both three (3) months notice (or pay in lieu of such notice) and the Severance Payments, For the purposes of this Agreement, “Good Reason” shall mean the material reduction or diminution of Employee’s duties, including changing his title, or the requirement by the Corporation, without Employee’s consent,, that he relocate his primary place of business more than 30 miles from New York, New York.

(c) In the event of termination of this Agreement for Cause, death or voluntary termination for other than Good Reason, the Corporation shall pay to Employee the following: (i) Employee’s Base Salary accrued up to and including the date of termination, death or resignation, (ii) any accrued but unused vacation pay, and (iii) any un-reimbursed expenses (the “Accrued Obligations”). In the event of Employee’s death, the Accrued Obligations shall be paid as soon as practicable in compliance with applicable law and any testamentary instruments. The Corporation also shall cooperate with Employee’s lawful heirs, executors or representatives to obtain any death benefits provided under the terms of any plan, program or arrangement as may be applicable to Employee at the time of death.

(d) This Agreement may be terminated due to Employee’s Disability. In the event of termination of this Agreement due to Employee’s Disability, the Corporation shall pay Employee the following: (i) the Accrued Obligations; and (ii) the Pro Rated Bonus. Corporation also shall cooperate with Employee or his lawfully appointed representative(s) to obtain any disability benefits that are provided under the terms of any plan, program or arrangement referred to in Paragraph 13 applicable to Employee at the time of his Disability. “Disability” shall mean a physical or mental impairment that substantially prevents Employee from performing his duties hereunder and that has continued for either (i) 180 consecutive days or (ii) any 180 days within a consecutive 360 day period. Any dispute as to whether or not Employee is disabled within the meaning of the preceding sentence shall be resolved by a physician reasonably satisfactory to Employee and the Corporation, and the determination of such physician shall be final and binding upon both Employee and the Corporation. Notwithstanding anything to the contrary in this Paragraph, the inability of Employee to perform the Services, with or without a reasonable accommodation, upon completion of a medical leave of absence of 180 consecutive days shall constitute Employee’s Disability.

15. Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in Paragraph 14 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Paragraph 14 be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Cardio3 Group, the Corporation or otherwise.

16. Effective Date. This Agreement shall become effective as of the date first written above.

17. Enforceability; Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it or them so as to be enforceable to the maximum extent permitted by applicable law.

18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws.

19. Arbitration. Any and all claims or controversies arising from or relating to, this Agreement, its interpretation, or its alleged breach or enforcement, shall be resolved by binding arbitration before the American Arbitration Association (“AAA”) according to the Commercial

Arbitration Rules of the AAA then in effect (the “AAA Rules”). The arbitration shall occur in New York, New York and the parties waive any objection to this choice of alternative dispute resolution, procedures or venue, The parties shall agree upon the arbitrator or, if no agreement can be reached within fourteen (14) days after the AAA provides the list of names from its National Roster, the AAA shall appoint the arbitrator according to the AAA Rules then in effect. Any arbitration hereunder shall be completed within one hundred eighty (180) days after appointment of an arbitrator. The arbitrator shall be authorized to award reasonable attorneys’ fees and costs to the prevailing party in the arbitration, and to include such sum in the final arbitration award. The arbitration award may be confirmed as a judgment in any court having jurisdiction of the subject matter and parties.

20. Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested to the parties at their respective addresses set forth on the signature page hereof, or to such other address as the parties shall have designated by notice to the other parties.

21. Amendment: Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the patties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

22. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and the Employee, his heirs and legal representatives, Employee acknowledges that the Services are personal and that he may not assign this Agreement.

23. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes any and all prior agreements, arrangements and understandings, written or oral, relating to the same subjects covered by this Agreement, with the exception of the NDA.

24. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. The facsimile or electronic signature of either party to this Agreement for purposes of execution or otherwise, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARDIO3 INC.

By:	/s/ Christian Homsy

Title:	Chief Executive Officer

Address:
c/o Christian Homsy, M.D.
Cardio3 Biosciences S.A.
Axisparc Business Center
Rue Edouard Belin, 12
B-1435 Mont-Saint-Guibert
Belgium

Employee

/s/ Warren Sherman
Warren Sherman

Address:
585 West End Avenue, Apt. 16H
New York, New York 10024